EXHIBIT 23
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               Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Overseas Shipholding Group, Inc.,
("the Company") of our report dated February 23, 1999, included in the 1998 Annual Report to Shareholders of Overseas Shipholding Group, Inc.

We also consent to the incorporation by reference in the Registration Statement, Form S-8 (No. 33-44013) pertaining to the Company's 1989 Stock Option Plan, the Company's 1990 Stock Option Plan, 1990 Stock Option Plan of Maritime Overseas Corporation, whose obligations under such plan have been assumed by the Company, of our report dated February 23, 1999, with respect to the consolidated financial statements of Overseas Shipholding Group, Inc., incorporated herein by reference.



                                           ERNST & YOUNG LLP


New York, New York
March 26, 1999